                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement    [_]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           J.C. Penney Company, Inc.
           --------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)


                          J.C. Penney Company, Inc.
           --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

JCPenney
                                                         Allen Questrom
                                                         Chairman of the Board
                                                         and Chief Executive
                                                         Officer

                                                                 April 10, 2002

Dear Stockholders:

On behalf of your Board of Directors and your management, I cordially invite you to attend the Annual Meeting of Stockholders of your Company. It will be held on Friday, May 17, 2002, at 10:00 A.M., local time, at the Company's Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698.

   You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

   The vote of each and every stockholder is most important to us. We are gratified that so many of you have in the past exercised your right to vote your shares.

   Whether or not you plan to attend, please sign and return the enclosed proxy in the accompanying envelope, or vote via telephone or Internet as set forth in the proxy, as soon as possible so that your shares will be voted at the meeting.

   Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose. We look forward to seeing you at this meeting. If you plan to attend, please so indicate in the appropriate box on your proxy. As in the past, there will be a report on operations, an opportunity to meet your Company's directors and officers, as well as time for questions.

   Thank you for your cooperation and continued support and interest in JCPenney.

                                                       Regards,

                                                  /s/ Allen Questrom

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Secretary of the Company at (972) 431-1201 and reasonable accommodations will be made to meet such needs.

                ----------------------------------------------

                  Customer Service is Our Number One Priority


                ----------------------------------------------
      J. C. Penney Company, Inc. . P.O. Box 10001 . Dallas, TX 75301-0001
            Home Office . 6501 Legacy Drive . Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive, Plano, Texas
75024-3698

Notice of Annual Meeting of Stockholders
To Be Held on May 17, 2002

The Annual Meeting of Stockholders of J. C. Penney Company, Inc. will be held at the Company's Home Office at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2002 at 10:00 A.M., local time, for the following purposes:

    1. to elect four directors for a three-year term as described in the accompanying proxy materials;

    2. to approve the employment of KPMG LLP as auditors to audit the accounts of the Company for the fiscal year ending January 25, 2003;

    3. to act upon a stockholder proposal relating to the imposition of term limits on directors; and

    4. to transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on March 18, 2002, are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company's Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698, for a period of 10 days prior to the meeting.

              Plano, Texas              /s/ C. R. Lotter
              April 10, 2002             C. R. Lotter, Secretary

                            YOUR VOTE IS IMPORTANT
 PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE OR INTERNET

Proxy Statement

On January 27, 2002, J. C. Penney Company, Inc. changed its corporate structure to a holding company format. As part of this structure, the former J. C. Penney Company, Inc. changed its name to "J. C. Penney Corporation, Inc." ("JCP"), and became a wholly-owned subsidiary of a newly formed affiliated holding company. This new holding company then assumed the name "J. C. Penney Company, Inc." (the "Company"). Shares of common and preferred stock of JCP outstanding as of January 27, 2002 were automatically converted into the identical number and type of shares of stock of the Company. Shares of Common Stock of the Company remain publicly traded under the same symbol (JCP) on the New York Stock Exchange ("NYSE"). The term "Company" as used in the Proxy Statement refers to the new J. C. Penney Company, Inc. but may also, as the context may require, refer to J. C. Penney Company, Inc. and all of its subsidiaries.

   This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies in the accompanying form.

   IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE (OR FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD TO VOTE YOUR PROXY BY TELEPHONE OR INTERNET) IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING.

   You may revoke your proxy at any time before it is exercised at the meeting by submitting a written revocation, a subsequently dated proxy (by Internet, telephone or mail), or by personal vote at the meeting.

   A separate voting instruction card is also being furnished to each participant who beneficially owns Voting Stock (as defined below) in the trust under the Company's Savings, Profit-Sharing and Stock Ownership Plan ("LESOP") or the trust under the Eckerd Corporation 401(k) Savings Plan ("Eckerd 401(k) Plan").

   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person, by telephone, telegraph, or mail. The Company has also retained, on behalf of the Board of Directors, Morrow & Co., Inc. to aid solicitation by mail, telephone, electronic media, and personal interview, for a fee of approximately $30,000, plus reasonable expenses, which will be paid by the Company. The Company may also reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies.

   The complete mailing address of the Company's principal executive offices is
J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0001. The approximate date on which this proxy statement and the form of proxy were first sent or given to stockholders was April 10, 2002.

Voting Rights

Stockholders of record at the close of business on March 18, 2002, the record date for the Annual Meeting, are entitled to vote at the meeting. At the close of business on such date, 267,165,816 shares of Common Stock of 50c par value ("Common Stock"), and 594,236 shares of Series B ESOP Convertible Preferred Stock ("ESOP Preferred Stock") having a Common Stock voting equivalent of
20 votes per share for a combined total voting equivalent of 279,050,536 shares ("Voting Stock"), were outstanding and entitled to vote. As of the record date, the trust maintained under the LESOP and the

Eckerd 401(k) Plan held all of the shares of ESOP Preferred Stock and 39,341,061 shares of Common Stock, which together represent approximately 18.36% of the Voting Stock. All of the shares of Voting Stock held by the trust are held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee ("Trustee"). The Trustee and the LESOP and Eckerd 401(k) Plan trust have disclaimed beneficial ownership of these shares of Voting Stock.

   The following table sets forth, as of March 18, 2002, certain information with respect to the only stockholder known to the Company to own beneficially more than 5% of its Common Stock.

                                                 Percent of
                                                   Common
   Name and address     Shares of Common Stock     Stock        Percent of
   of beneficial owner    beneficially owned   outstanding(1) Voting Stock(1)
   -------------------- ---------------------- -------------- ---------------
   FMR Corporation
   82 Devonshire Street
   Boston, MA 02109           28,743,108(2)        10.76%          10.30%(3)
   --------------------------------------------------------------------------

(1) Percentages are calculated based on the shares of Common Stock beneficially owned as of March 18, 2002.
(2) Assumes conversion into Common Stock of $24,950,000 of JCP's 5% Convertible Subordinated Notes Due 2008 ("5% Convertible Notes") held indirectly by FMR Corporation.
(3) For purposes of the Voting Stock calculation, none of the 5% Convertible Notes were deemed to have been converted in deriving the total Voting Stock outstanding.

   The Company's Bylaws require an affirmative vote of the holders of a majority of the shares of the Voting Stock outstanding and entitled to vote as of the record date for approval of each proposal presented in this proxy statement with the exception of the election of directors, which requires a plurality of the votes cast. Abstentions and broker nonvotes are counted only for purposes of determining whether a quorum is present at the meeting.

Governance of the Company

Board of Directors. The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. In keeping with its long-standing practice, the Company's Board continues to be an independent board. The Company's Board structure is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. The Board currently has six meetings scheduled for fiscal 2002.

Committees of Board of Directors. The Board of Directors carries out many of its functions through four principal standing committees, which are described on pages 3 and 4. One of these committees, the Corporate Governance Committee, which is composed entirely of directors who are not employees of the Company, selects and recommends to the Board nominees for director on the basis of their recognized experience and achievements, both in commerce and society, and for their ability to bring a wide diversity of skills and experience to the deliberations of the Board. Stockholders also may make recommendations of nominees for director, as explained in greater detail on pages 24 and 25.

Confidential Voting. In casting their votes, stockholders are also assured that their votes are accorded confidential voting treatment as provided in the Company's confidential voting policy described on page 25.

Executive Compensation. The Human Resources and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, approves, among other things, the annual salaries of executive officers and recommends to the full Board for its approval the annual salaries of employee directors. Please see the Report of the Human Resources and Compensation Committee on Executive Compensation, which begins on page 9.

Classes of Board of Directors. The Company's Restated Certificate of Incorporation and its Bylaws provide for a Board of not less than three directors as fixed, from time to time, by the Board, and further provide for three classes of directors to be as nearly equal in number as possible, with each class serving a three-year term and with one class being elected each year. Currently, the Board consists of ten members, with two classes of three directors each and one class of four directors. Of the ten current directors, one is currently a Company employee and nine have principal occupations or employment which are and have been outside the Company.

   Each director is required to be a stockholder of the Company.

Board Meetings. During fiscal 2001, six meetings of the Board of JCP were held. Attendance at such meetings for current directors averaged approximately 94%. In addition to membership on the Board, directors also serve on one or more of the principal standing committees of the Board. During fiscal 2001, these committees held a total of 17 meetings; no current director attended fewer than 81% of the aggregate total of meetings of the Board and committees on which he or she served.

Committees

The following describes the principal standing committees of the Board of Directors. The discussion regarding 2001 attendance is set forth for the committees of JCP. When the holding company was formed, it adopted committee charters, and elected committee members, identical to those then in existence at JCP.

Audit Committee. The Audit Committee's responsibilities include recommending to the Board of Directors for stockholder approval the independent auditors for the annual audit of the Company's consolidated financial statements. The Committee reviews the independent auditors' audit strategy and plan, scope, fees, audit results, performance, independence and non-audit services and related fees, internal audit reports on the adequacy of internal controls, the Company's ethics program, status of significant legal matters, the scope of the internal auditors' plans and budget and results of their audits, and the effectiveness of the Company's program for correcting audit findings.

   During fiscal 2001, this Committee met five times. Its members are K. B. Foster, V. E. Jordan, Jr., A. W. Richards, C. S. Sanford, Jr., and M. A. Burns, who serves as its Chair. These members are independent as defined in the NYSE listing standards.

Corporate Governance Committee. The Corporate Governance Committee considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. Its responsibilities also include making recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors, and the compensation of directors. In addition, it is responsible for assuring that Company policy and performance reflect a sensitivity toward the social and physical environments in which the Company does business and that such policy and performance are in accord with the public interest.

   During fiscal 2001 the Corporate Governance Committee met two times. Its members are J. C. Pfeiffer, A. W. Richards, R. G. Turner, and V. E. Jordan, Jr., who serves as its Chair.

   Stockholders may propose nominations for directors in accordance with the procedures described on pages 24 and 25.

Finance Committee. The Finance Committee is responsible for reviewing the Company's financial policies, strategies, and capital structure.

   During fiscal 2001, this Committee met six times. Its members are M. A. Burns, T. J. Engibous, and C. S. Sanford, Jr., who serves as its Chair.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee's responsibilities include reviewing and administering the Company's annual and long-term incentive compensation plans, making recommendations in areas concerning personnel relations, and taking action or making recommendations with respect to the compensation of executive officers, including those who are directors. In addition, its responsibilities include reviewing the annual financial condition and investment performance results of the Company's retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. It also oversees the administration and operation of certain of the Company's retirement and welfare plans.

   During fiscal 2001, the Human Resources and Compensation Committee met four times. Its members are T. J. Engibous, K. B. Foster, R. G. Turner, and J. C. Pfeiffer, who serves as its Chair.

   The mailing address for all of these committees is c/o C. R. Lotter, Secretary, J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0005.

Election of Directors (Proposal 1)

As indicated on page 3, under "Classes of Board of Directors", the Board of Directors is divided into three classes, with two classes consisting of three directors each and one class consisting of four directors. At the Annual Meeting, four directors will be elected to hold office for a three-year term expiring at the 2005 Annual Meeting of Stockholders. Other directors will continue in office, in accordance with their previous election, until the expirations of the terms of their classes at the 2003 or 2004 Annual Meeting of Stockholders, as the case may be.

   Brief statements setting forth certain information as of March 18, 2002, as to the Board of Directors' nominees for directors for the three-year term expiring at the 2005 Annual Meeting of Stockholders and as to each current director in the classes continuing in office are shown on pages 5 to 7. Each of the nominees is currently a director of the Company.

   If properly executed and timely returned (or properly voted by telephone or Internet), the accompanying proxy will be voted for all four nominees for a term expiring at the 2005 Annual Meeting of Stockholders, except where authority to so vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board, unless the Board reduces the number of directors.

The Board of Directors recommends a vote FOR each of the nominees for director.

               Nominees for Directors for Three-Year Term Expiring 2005

               Thomas J. Engibous, 49
[PHOTO]Thomas Engilbous
               Chairman of the Board since 1998, and President and Chief Executive Officer and a director since 1996, of Texas Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of Catalyst and Dallas Citizens Council; Trustee of Southern Methodist University; Member of The Business Council and The Business Roundtable; Director of the Company since 1999.

               Kent B. Foster, 58
[PHOTO]Kent B. Foster
               Chairman and Chief Executive Officer, and a director, of Ingram Micro Inc. (wholesaler distributor of technology) since 2000, President from March to May 2000; President of GTE Corporation (telecommunications) from 1995 to 1999; Vice Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company, New York Life Insurance Company, the Dallas Symphony Orchestra and its Board of Governors Council, and the Dallas Opera Executive Board; Trustee of the Dallas Museum of Art and the GTE Foundation; Director of the Company since 1998.

               Ann W. Richards, 68
[PHOTO]Ann Richards
               Senior Advisor, Public Strategies Inc. since 2001; Senior Advisor, law firm of Verner, Liipfert, Bernhard, McPherson & Hand from 1995 to 2001; Governor of Texas from 1991 to 1995; State Treasurer, State of Texas, from 1983 to 1991; Chair, Democratic National Convention, 1992; Director of the Aspen Institute and Brandeis University; Director of the Company since 1995.

               Leonard H. Roberts, 53
[PHOTO]Leonard H. Roberts
               Chairman and Chief Executive Officer since 1999, and President from 1993 to 1999, of RadioShack Corporation (consumer electronics); Chairman and Chief Executive Officer of Shoney's, Inc. from 1990 to 1993; President and Chief Executive Officer of Arby's, Inc. from 1985 to 1990; Member of the Executive Board of The National Retail Federation since 1998, of the Executive Board of Students in Free Enterprise since 1985 and Chair-elect of the Board of Governors of United Way of America; Director of Texas Health Resources; Director of the Company since February 2002.

               Members of Board of Directors Continuing in Office

               Term Expiring 2003

               Vernon E. Jordan, Jr., 66
[PHOTO]Vernon Jordan
               Managing Partner, investment banking firm of Lazard Freres & Co. and Of Counsel, law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since 2000; Senior Partner from 1992 to 1999 and Partner from 1982 to 1992, Akin, Gump, Strauss, Hauer & Feld, L.L.P.; President from 1977 to 1981 and Executive Director from 1972 to 1977 of the National Urban League; Director of America Online Latin America, Inc., American Express Company, Barrick Gold, Callaway Golf Company, Clear Channel Communications, Inc., Dow Jones & Company, Inc., Fuji Bank, LBJ Foundation, Revlon, Inc., Sara Lee Corporation, and Xerox Corporation; Advisor, International Advisory Board of DaimlerChrysler and Senior Advisor, Shinsei Bank, Ltd.; Trustee of Howard University; Director of the Company since 1973.

               Jane C. Pfeiffer, 69
[PHOTO]Jane Pfeiffer
               Independent management consultant; Chairman of the Board of National Broadcasting Company, Inc. from 1978 to 1980; Independent management consultant from 1976 to 1978; Vice President of Communications and Government Relations of International Business Machines Corporation from 1972 to 1976; Director of Ashland Inc., International Paper Company, the Mony Group, and The Mutual Life Insurance Company of New York; Senior Member of The Conference Board and Trustee of the University of Notre Dame; Director of the Company since 1977.

               R. Gerald Turner, 56
[PHOTO]Gerald Turner
               President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Chairman, President's Commission, the National Collegiate Athletic Association, from 1991 to 1992; Director of California Federal Preferred Capital Corporation, ChemFirst Inc. and American AAdvantage Funds; Director of the Company since 1995.

               Members of Board of Directors Continuing in Office

               Term Expiring 2004

               M. Anthony Burns, 59
[PHOTO]Anthony Burns
               Chairman since 1985, Chief Executive Officer from 1983 to 2000, and a director since 1979 of Ryder System, Inc. (a provider of transportation and logistics services), with which he has served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of J. P. Morgan Chase & Co., Pfizer, Inc., and The Black & Decker Corporation; Trustee of the University of Miami; and a Member of The Business Council; Director of the Company since 1988.

               Allen Questrom, 62
[PHOTO]Allen Questrom
               Chairman of the Board and Chief Executive Officer of the Company since September 2000; Director of Barney's New York, Inc., AEA Investors, Inc., and Whitney Museum of Art; Trustee of Boston University. Formerly, Chairman of the Board, from 1999 to January 2001, and Chief Executive Officer, from 1999 to 2000, of Barney's New York, Inc., and Chairman of the Board and Chief Executive Officer of Federated Department Stores, Inc. from 1990 to 1997. Director of the Company since September 2000.

               Charles S. Sanford, Jr., 65
[PHOTO]Charles Sanford
               Retired Chairman of the Board and Chief Executive Officer of Bankers Trust New York Corporation and its principal subsidiary, Bankers Trust Company, from 1987 to 1996, with which he served in positions of increasing importance since 1961, including its Deputy Chairman from 1986 to 1987 and President from 1983 to 1986; Member of the Foundation Board of Trustees of the University of Georgia; Overseer of The Wharton School, University of Pennsylvania; Director of the Company since 1992.

Management Ownership of Common Stock and ESOP Preferred Stock

The following table shows, as of March 18, 2002, the beneficial ownership of shares of Voting Stock by each present director and by the five most highly compensated executive officers serving during the last fiscal year (the "Named Executive Officers"), and by all present directors and all executive officers of the Company as a group. The information includes shares held under certain restrictions and, in the case of executive officers, also includes the number of shares of Voting Stock credited to their accounts under the Company's LESOP and, for Mr. Harris, the Eckerd 401(k) Plan. The combined beneficial ownership of shares of Common Stock voting equivalents of each director and Named Executive Officer and of all directors and executive officers as a group (not including shares attributable to unexercised and unexpired options) constitutes less than 1% of the total Voting Stock as of March 18, 2002.

                                                                   Number of shares included in
                                                                 previous column attributable to
                                  Number of shares beneficially options exercisable within 60 days
        Name or Group                       owned (1)                   of March 18, 2002
--------------------------------------------------------------------------------------------------
Directors:
     M. A. Burns                               18,526                           8,800
     T. J. Engibous                             7,340                               0
     K. B. Foster                               5,718                               0
     V. E. Jordan, Jr.                         22,878                          12,000
     J. C. Pfeiffer                            27,938                          10,800
     A. Questrom                              784,033(1)                      700,000
     A. W. Richards                             8,526                           2,400
     L. H. Roberts                              4,261                               0
     C. S. Sanford, Jr.                        15,526                           4,800
     R. G. Turner                              10,750                           1,600
Named Executive Officers(2):
     V. J. Castagna                           278,756(1)                      123,500
     J. W. Harris                              73,750(1)                       68,750
     C. R. Lotter                             168,569(1)                      146,000
     G. L. Davis                              174,020(1)                      131,150
All present directors and
    executive officers as a group           1,825,486                       1,397,245

--------------------------------------------------------------------------------
(1) Does not include earned or unearned stock awards relating to granted restricted stock units or stock options not exercisable within 60 days of March 18, 2002. See for Mr. Questrom, pages 11 and 12; Ms. Castagna, page 13; Mr. Harris, page 14; and Messrs. Lotter and Davis, page 14.
(2) In addition to Mr. Questrom, who also serves as a director.

Directors' Fees

Company employees are not paid additional amounts for serving as directors. Directors who are not Company employees ("Non-Associate Directors") are paid an annual retainer. Prior to June 2001, Non-Associate Directors were paid, in monthly installments, an annual retainer of $26,400, plus $1,200 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of any committee of the Board. Non-Associate Directors also received $1,200 for each written consent of directors in lieu of a meeting of the Board, and $1,000 for each written consent of directors in lieu of a meeting of a committee of the Board, if any. Prior to June 2001, three meetings of the Board were held and one written consent of the Board was executed. Also prior to June 2001, the chair of the Audit Committee and of the Human Resources and Compensation Committee of the Board were each paid an additional annual fee of $4,500; the chair of the Corporate Governance Committee and the Finance Committee of the Board were each paid an additional annual fee of $4,000.

   Effective May 2001, after an analysis and comparison of trends in board of directors compensation, the Company adopted a new fee structure for Non-Associate Directors, replacing the previous fee structure described above. Under this new structure, Non-Associate Directors receive (1) an annual cash retainer of $55,000, commencing June 2001, (2) an annual restricted Common Stock award each May with a market value at the time of grant of $50,000, and
(3) a $5,000 a year retainer for directors serving as Committee chairs. Directors are no longer paid a fee for meeting attendance. This resulted in an award of 2,326 restricted shares of Common Stock under the Company's 1997 Equity Compensation Plan to each Non-Associate Director on May 23, 2001. Directors are also reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Directors who are Representatives under an Indemnification Trust Agreement among the Company, JCP, and JPMorgan Chase Bank, as trustee, (currently Directors Engibous, Jordan, Pfeiffer and Turner), are paid an annual retainer of $5,000, plus $600 for each meeting of the Representatives and are reimbursed for expenses of meeting attendance. During fiscal 2001, no such meetings were held. Non-Associate Directors are also paid $800 for each full day of service to the Company in addition to those services which they perform in connection with Board and committee responsibilities, and are reimbursed for expenses in connection with their performance of such services. During fiscal 2001, Non-Associate Directors Burns, Jordan and Sanford were each paid $400 for such services.

   Directors may elect to receive all or a portion of their cash retainers and fees in Common Stock. As of the end of fiscal 2001, three directors had elected to receive all or part of their cash retainer and fees in Common Stock. A director may also elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 2001, one director had elected such deferral. No Non-Associate Director receives any retirement benefits from the Company. Pursuant to the Company's Bylaws, no person may continue to serve as a director after attaining age 70.

   Seven of the current directors are eligible to participate in the Company's Directors' Charitable Award Program ("Charitable Award Program"). The Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000; $500,000 upon the earlier of
(i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this Program. This Program was frozen by the Board effective as of September 2000.

Report of Human Resources and Compensation Committee on Executive Compensation

The Company's compensation policies are established and implemented by the Human Resources and Compensation Committee of the Board of Directors ("Committee"), which is composed entirely of Non-Associate Directors. In addition to determining and approving annual salaries of senior officers who are not directors and making recommendations to the full Board regarding the annual salaries of associate directors, the Committee determines and approves payments under the Company's incentive compensation programs and makes awards under the Company's 2001 Equity Compensation Plan

("Equity Plan"). In carrying out these responsibilities, the Committee is advised by outside consultants with respect to the competitiveness of the Company's executive compensation policies and programs and, as needed, meets with these consultants without any Company representative being present.

   Prior to January 27, 2002, the formation date of the holding company structure, these compensation policies were established and implemented by the Human Resources and Compensation Committee of JCP, whose membership, at January 27, 2002, was identical to that of the Company's Committee. Consequently, this Report on Executive Compensation for fiscal year 2001 is that of the Human Resources and Compensation Committee of JCP.

   As discussed more fully below, the Company's cash incentive awards are generally determined by overall Company results.

Compensation Philosophy. Compensation is generally tied directly to the achievement of the Company's annual and long-term performance goals. In this manner, the Company believes it can attract and retain executives who are most able to contribute to the long-term success of the Company and the enhancement of stockholder value. In general, an executive's compensation package consists of: (i) base salary; (ii) annual incentive compensation; and (iii) long-term incentive compensation in the form of stock. (See "Summary Compensation Table" on page 16.) As an executive's responsibilities increase, a greater portion of his or her compensation has been linked to Company performance.

Base Salary and Incentive Compensation Payments. Total annual cash compensation consists of base salary and profit incentive compensation. Total annual cash compensation targets are set by the Committee from a range determined by the officer's responsibilities and reflect the market value of an officer's job as well as its value to the Company. In determining annual cash compensation targets, consideration is given to the following factors: job responsibilities and tasks; knowledge, skills, and experience required for successful job performance; and competitive positioning, both within and outside the Company. No specific weighting is given to any of these factors. The Company believes it competes with the companies constituting the S&P 500 Retail Index for department stores and other major retailers in the United States as well as selected Fortune 200 companies for executive talent. In setting annual cash compensation targets, the Committee compares the Company's cash compensation package with the cash compensation packages of these selected companies. The Company targets its total cash compensation package for its executive officers as a group, and its Chairman of the Board and Chief Executive Officer ("CEO"), at or near the 50th percentile of competitive pay for comparable executives when Company performance goals are "met" and at or near the 75th percentile when Company performance "exceeds" pre-established targets. The Committee regularly reviews cash compensation levels to determine if salary increases are merited.

   Annual profit incentive compensation can be earned under the J. C. Penney Corporation, Inc. 1989 Management Incentive Compensation Program ("Incentive Program"). The Incentive Program ties incentive compensation to Company performance, with no incentive payment for performance well below plan and up to 200% of incentive targets for superior results. The goals for the Incentive Program are set at the beginning of each fiscal year consistent with the Company's business plan.

   The Incentive Program award calculation is based on the number of profit incentive units credited to a particular position and the value assigned to each unit. The number of profit incentive units credited is a given percentage, based on position, of base salary. The annual profit incentive unit value is based on the Company's actual performance. The annual unit value is determined by a formula that measures the Company's actual dollar performance against the annual target. Unit values are also determined for each of the Company's major operating divisions based on performance for the year. For most executive officers with broad Company responsibility, 2001 unit values were based 100% on Total Company results (which includes sales and profit results for JCPenney Stores, Catalog, Internet, International, and Eckerd Drugstores). Ms. Castagna's 2001 unit value was based 75% on JCPenney Stores, Catalog, Internet and International sales and profit results and 25% on Total Company results.

   Eligible Eckerd Corporation ("Eckerd") associates, including Mr. Harris, participate in the Eckerd Corporation Key Management Bonus Plan ("KMBP"). The KMBP is also a performance based annual incentive compensation program, which pays a cash bonus to participants generally based on the extent to which identified Eckerd financial objectives for the fiscal year, including earnings before interest and taxes, and sales, have been achieved. Mr. Harris' bonus is also based on the extent to which gross margin return on investment targets have been achieved. The participation level of each eligible Eckerd associate is determined by his or her grade. At each participant level, payout percentages are determined for each of the financial objectives based on Eckerd's actual performance relative to its plan for the fiscal year. The various financial objectives for each participant are weighted and the participant's actual payout percentage, which is a percentage of eligible base salary, represents the sum of the weighted payout percentages for each financial objective.

Equity Awards. The Company makes equity awards to eligible associates to align their interests with stockholders. Generally, an executive's participation in the Equity Plan and the size of the award are a function of the executive's position. The Committee does not consider the amounts and terms of prior grants of stock options when determining equity awards. To date, stock options and stock awards have been granted under the Equity Plan. As noted above, executives are given awards based on market data for each position.

   As of February 25, 2002, options covering approximately 4,784,979 shares of Common Stock under the Equity Plan (to approximately 2,000 management associates of the Company and its subsidiaries) were granted at an option price of $20.22 per share. The 2002 grants generally become exercisable in 2003.

   The Company has never reduced the exercise prices of outstanding stock options under the present or any prior option plan.

2001 Compensation. For the Incentive Program, the Total Company unit value was $1.45 as compared to $.50 in 2000 and zero in 1999. The Incentive Program unit value for Messrs. Questrom, Lotter and Davis was $1.45, which represents the Total Company results. The Incentive Program unit value for Ms. Castagna was set at $1.1875, which represents a blend of the Total Company results and the JCPenney Stores, Catalog, Internet and International unit value, as described above. Mr. Harris' 2001 payout percentage under the KMBP was 158.85% of his eligible base salary.

CEO Compensation.

   JCP entered into an employment agreement with Mr. Questrom, effective September 13, 2000 ("Questrom Agreement"), pursuant to which Mr. Questrom serves as JCP's and the Company's Chairman of the Board and CEO. The Questrom Agreement calls for a five-year employment term and an initial annual base salary of $1,250,000. Effective July 2001, Mr. Questrom's annual base salary was increased to $1,350,000. The annual base salary will be reviewed by the Committee for possible increase at least annually. For fiscal 2001, Mr. Questrom's bonus award was $1,897,083. The Questrom Agreement also required Mr. Questrom to purchase for his own account a number of shares of Common Stock which, when added to Common Stock already owned, produced a market value for these shares of $1,250,000 based on the closing price of such shares on the NYSE on July 26, 2000. Mr. Questrom may not dispose of these shares while he is employed by the Company.

   Pursuant to the Questrom Agreement, Mr. Questrom was granted in fiscal 2000 an option to purchase 3,500,000 shares of Common Stock, which will vest in annual 20% increments beginning on September 13, 2001. Mr. Questrom was also granted in fiscal 2000 1,000,000 restricted stock units which will vest in annual 20% increments beginning on September 13, 2001. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of the Common Stock and shall be credited with any dividends paid on the underlying Common Stock prior to redemption of the restricted stock units. The dividends will be converted into additional restricted stock units. These additional restricted stock units shall be allocated pro rata to the five vesting installments described above and shall vest and otherwise be treated in the same manner as the restricted stock units in such installment. Other than in the circumstances discussed below, upon termination of Mr. Questrom's employment with the Company, the Company will issue to Mr. Questrom, in cancellation of the restricted stock units, a number of shares of Common Stock equal to the number of vested restricted stock units held by him.

   Mr. Questrom is also entitled to long-term compensation, beginning in fiscal 2002, in the form of an annual grant which may consist of stock options, long-term cash awards or other forms of long-term compensation having a present value of no less than 240% of the sum of his then-current annual base salary plus target annual bonus. This long-term compensation shall have terms and conditions generally applicable to grants and awards made to other senior Company executives. All such awards will vest no later than September 30, 2005, if Mr. Questrom is still employed by the Company on such date. On February 25, 2002, he received a stock option grant for 459,119 shares and 181,675 restricted stock units.

   In addition, Mr. Questrom is entitled to a supplemental pension benefit of 2.5% of his "average final compensation" for each of the first five anniversaries of the Questrom Agreement, beginning September 13, 2001. He will immediately vest in any benefit he accrues under this provision, but any amount received will be offset by any amount received under any other Company defined benefit plan.

   If Mr. Questrom's employment is terminated by the Company other than for Cause, or by Mr. Questrom for Good Reason (as defined in the Questrom Agreement), he will be entitled to receive a lump sum based on his annual base salary, his annual target bonus for that and the immediately preceding fiscal year, and the time remaining in the term of his Agreement. In addition, upon such termination, all restrictions on shares of Common Stock and restricted stock units will immediately lapse and all unvested stock options will become immediately vested. If Mr. Questrom's employment is terminated by the Company for Cause, or by Mr. Questrom other than for Good Reason, he will be entitled to receive only his unpaid salary, bonus, and certain other benefits payable pursuant to Company benefit plans through the date of termination. In this event, the vested portion of his option shall remain exercisable for five years and only the vested portion of his restricted stock units will be earned.

   As discussed above, the Company's executive compensation philosophy emphasizes incentive compensation tied to Company performance. The deductibility of executive compensation may be limited in certain circumstances by Section 162(m) of the Internal Revenue Code. The Company's Equity Plan satisfies the requirements of Section 162(m) regarding stock option grants. Mr. Questrom's equity awards for 2000 were made under the 2000 New Associate Equity Plan, an equity plan for new hires which does not meet the requirements of
Section 162(m). With respect to the Company's other compensation programs, the Committee believes that these programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company culture and objectives and, accordingly, has determined not to amend these plans at this time. For fiscal 2001, the deductibility limitations of Section 162(m) applied to compensation paid to four Company executives.

Human Resources and Compensation Committee

                    J. C. Pfeiffer, Chair    K. B. Foster
                    T. J. Engibous           R. G. Turner

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee is composed entirely of persons who are neither employees nor former or current officers of the Company. T. J. Engibous, K. B. Foster, J. C. Pfeiffer, R. G. Turner (beginning on May 18,
2001), and C. S. Sanford, Jr. (through May 18, 2001) served as members of the Committee during the Company's 2001 fiscal year.

There is not, nor was there during fiscal 2001, any Compensation Committee interlock or insider participation on this Committee.

Other Compensation Arrangements

Employment Agreements

JCP entered into an employment agreement with Ms. Castagna, effective August 1, 1999, and amended effective May 19, 2000 (as amended, "Castagna Agreement"), pursuant to which Ms. Castagna serves as JCP's Executive Vice President and Chief Operating Officer of JCPenney Stores, Merchandising and Catalog. The Castagna Agreement provides for an initial term of five years. Effective August 1, 2000, Ms. Castagna's annual base salary was raised by the Committee to $700,000 from $550,000. Effective May 18, 2001, Ms. Castagna's title was changed to Executive Vice President, President and Chief Operating Officer of JCPenney Stores, Catalog and Internet. Ms. Castagna holds an identical position with the Company.

   Pursuant to the Castagna Agreement, in order to compensate her for benefits lost when changing employers, Ms. Castagna received a supplemental cash payment of $800,000 on September 3, 1999, a second supplemental cash payment of $600,000 on August 1, 2000 and a third supplemental cash payment of $600,000 on August 1, 2001. Additionally, Ms. Castagna has been granted: (i) 43,000 shares of Common Stock which will vest in one-third increments on August 1 of 2002, 2004 and 2005; (ii) 1,000 restricted stock units which will vest in shares of Common Stock on August 1, 2002; (iii) an option to purchase 57,000 shares of Common Stock which will become exercisable on August 1, 2002; and (iv) an option to purchase 150,000 shares of Common Stock, which will vest in annual 20% increments beginning on August 1, 2000, subject to accelerated vesting if the actual performance results of Ms. Castagna's areas of responsibility exceed planned results by certain specified percentages. In addition, she was granted a restricted stock award of 100,000 shares of Common Stock as of May 19, 2000, which will vest in annual 25% increments beginning on May 19, 2001.
Ms. Castagna is further eligible to participate in the Company's employer sponsored benefit plans, including the Company's Mirror Savings Plan, which is described on page 19.

   If Ms. Castagna's employment is terminated other than for Cause, or by Ms. Castagna for Good Reason (as defined in the Castagna Agreement), she will be entitled to receive: (i) her unpaid salary and vacation to the date of termination; (ii) a prorated portion of her target bonus under the Incentive Program for the fiscal year in which termination occurs; (iii) a lump sum payment equal to two times the total of her base salary and her target awards under the Incentive Program; (iv) the continuation of employee welfare benefits for a period of 24 months from the date of termination; (v) outplacement services in an amount up to $30,000; and (vi) any other payments under applicable plans or programs to which she is entitled. In addition, upon such termination, all restrictions on shares of Common Stock will immediately lapse, all unvested stock options will immediately vest and any supplemental cash payments not yet paid will be paid. If Ms. Castagna's employment is terminated for Cause, or by Ms. Castagna other than for Good Reason, she will be entitled to receive only her unpaid salary and vacation to the date of termination. Ms. Castagna also participates in the Company's Separation Allowance Program which is described in "Change of Control Arrangements" on page 21.

   JCP has also entered into an employment agreement with Mr. Harris, dated as of September 25, 2000 ("Harris Agreement"), pursuant to which Mr. Harris serves as Chairman and Chief Executive Officer of Eckerd. Also, on May 18, 2001, he was elected as Executive Vice President of JCP. Mr. Harris is also an Executive Vice President of the Company. The Harris Agreement provides for an annual base salary of $700,000 and an initial term of four years, subject to earlier termination by either party. His base salary is subject to such adjustments as the Committee may approve. For fiscal 2001, Mr. Harris' minimum bonus award was based on the value of the target incentive units allocated to him under the KMBP and the Harris Agreement.

   Pursuant to the Harris Agreement, Mr. Harris received a supplemental cash payment of $150,000 on October 1, 2000 (his "Start Date") a second supplemental cash payment of $150,000 on October 1, 2001, and will receive this same amount on the second and third anniversaries of the Start Date of his employment, provided that he has not terminated his employment voluntarily or been terminated by the Company for Cause prior to such dates. Mr. Harris has also been granted an option to purchase 75,000 shares of Common Stock, which will become exercisable in annual 25% increments beginning on October 1, 2001. Additionally, on July 20, 2001, Mr. Harris was granted an option to purchase 150,000 shares of Common Stock, which will become exercisable in annual 33 1/3% increments beginning on July 20, 2002. Mr. Harris is further eligible to participate in the Company's employer sponsored benefit plans.

   If Mr. Harris's employment is terminated by JCP other than for Cause, or by Mr. Harris for Good Reason (as defined in the Harris Agreement), he will be entitled to receive: (i) his unpaid base salary and vacation to the date of termination; (ii) a prorated portion of his target bonus under the KMBP for the fiscal year in which termination occurs; (iii) a lump sum payment equal to two times the total of his base salary and his target awards under the KMBP; (iv) the continuation of employee welfare benefits for a period of 24 months from the date of termination; (v) outplacement services in an amount up to $30,000; and (vi) any other payments under applicable plans or programs to which he is entitled. If Mr. Harris terminates his employment for any reason other than death, disability or retirement, all outstanding vested and unvested portions of his stock option will immediately expire or be forfeited. If Mr. Harris's employment is terminated by the Company for Cause, or by Mr. Harris other than for Good Reason, he will be entitled to receive only his unpaid salary and other benefits payable pursuant to certain applicable benefit plans through the date of termination. Mr. Harris also participates in the Company's Separation Allowance Program, which is described in "Change of Control Arrangements" on page 21.

Incentive Compensation Agreements

   Incentive Compensation Agreements ("ICAs") were entered into by certain officers (including Named Executive Officers Davis and Lotter) and JCP as of January 2, 2001, to induce these officers to continue their employment with JCP. The ICAs provided, among other things, for: (i) restricted stock unit grants; (ii) stock option grants; (iii) a minimum cash bonus payment for fiscal 2000; (iv) a guaranteed cash payment should the restricted stock and stock option grants not meet a certain minimum value as of the date these grants became fully vested and/or exercisable; and (v) a guaranteed minimum pension annuity. Benefits to Messrs. Davis and Lotter made pursuant to their ICAs are reflected in the Summary Compensation Table on page 16.

                 FIVE-YEAR TOTAL STOCKHOLDER RETURN COMPARISON

The following is a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and the S&P 500 Retail Index for department stores. A list of these companies follows the graph below:



                                    [CHART]

                            S&P DEPARTMENT STORES:
            JCPenney, Dillard's, Federated, Kohl's, May, Nordstrom

                                  1996 1997 1998 1999 2000 2001
                 ----------------------------------------------
                 JCPenney         100  147   89   44   33   62
                 ----------------------------------------------
                 S&P 500          100  130  172  185  186  158
                 ----------------------------------------------
                 S&P Dept. Stores 100  129  125   97  122  135
                                  ---  ---  ---  ---  ---  ---

The stockholder returns shown are neither determinative nor indicative of future performance.

                          SUMMARY COMPENSATION TABLE

                                                                   Long Term Compensation
                                                              ---------------------------------
                                 Annual Compensation                   Awards           Payouts
                        ----------------------------------    ------------------------- -------
                                                                             Securities
                                                    Other     Restricted     Underlying
                                                   Annual       Stock         Options/   LTIP    All Other
Name and                                         Compenstion   Award(s)         SARs    Payouts Compensation
Principal Position Year Salary ($) Bonus ($)         ($)        ($)(1)         (#)(2)     ($)      ($)(3)
------------------ ---- ---------- ---------     -----------  ----------     ---------- ------- ------------
Questrom, A.*      2001 1,308,333  1,897,083       242,412(4)         --            --    --        5,866
(Chairman of the   2000   481,151  1,250,000(5)    236,915(4) 14,560,000(6)  3,500,000    --           --
Board and Chief
Executive Officer)
Castagna, V.J.     2001   700,000  1,333,578(7)         --            --        54,000    --        5,866
(Executive Vice    2000   625,000  1,136,520(7)         --     1,813,000(8)      9,500    --           --
President,         1999   275,000  1,027,645(7)         --     1,925,000(9)    207,000    --           --
President and
Chief Operating
Officer, JCPenney
Stores, Catalog
and Internet)
Harris, J.W.**     2001   700,000  1,261,950(10)        --            --       200,000    --          132
(Executive Vice    2000   245,000    366,212(10)        --            --        75,000    --           --
President,
Chairman and
Chief Executive
Officer - Eckerd
Drug Stores)
Lotter, C.R.       2001   603,015    437,186            --            --        50,000    --       27,764
(Executive Vice    2000   510,326    209,387            --     1,544,344(11)    56,000    --           --
President,         1999   472,524     11,411            --            --        36,000    --        9,882
Secretary and
General Counsel)
Davis, G.L.        2001   500,000    362,500                          --        50,000    --        5,866
(Executive Vice    2000   387,188    158,864                   1,048,897(11)    56,000    --           --
President, Chief   1999   360,505      8,706                          --        36,000    --        7,090
Human Resources
and Administration
Officer)

--------------------------------------------------------------------------------
 *  Mr. Questrom joined JCP on September 13, 2000.
** Mr. Harris joined Eckerd Corporation on October 1, 2000.

(1) The value of these awards as set forth in this table is based upon the closing price of the Common Stock on the last trading day prior to the date of grant. The future value realized on these awards may differ from the values reported here. Dividends are paid on the shares of restricted Common Stock and stock units from the date of grant.

(2) No SARs have been granted since 1987.

(3) Represents Company contributions or allocations under the LESOP and, where applicable, Mirror Savings Plan, which for the last fiscal year were, respectively: Mr. Questrom, $5,866; Ms. Castagna, $5,866; Mr. Harris, $132; Mr. Lotter, $5,514 and $22,250; and Mr. Davis, $5,866. For a description of the Mirror Savings Plan, see page 19. Neither Mr. Questrom nor Mr. Harris participate in the Mirror Savings Plan.

(4) This amount reflects payments made to or on behalf of Mr. Questrom in connection with his employment by the Company. Of this amount for 2001, $203,147 was for relocation, $29,265 was for airfare and transportation and the balance was for miscellaneous other perquisites; for 2000, $212,615 was for legal fees and tax gross-up payments and the balance was for miscellaneous other perquisites, including transportation.

(5) Pursuant to the terms of Mr. Questrom's employment agreement, the amount shown represents the amount of his minimum guaranteed bonus. For a description of Mr. Questrom's employment agreement, see pages 11 and 12.

(6) In connection with Mr. Questrom's employment, he received 1,000,000 restricted stock units, which will vest in annual 20% increments beginning on September 13, 2001, the first anniversary of the commencement of his employment. The value of this award shown in the table is based on the closing price of the Common Stock ($14.56) on September 12, 2000. The value of the award on January 25, 2002, the last trading day prior to the end of the fiscal year, was $23,700,000.

(7) Pursuant to the terms of Ms. Castagna's employment agreement, the amount shown represents the payment of $733,578 for 2001, of $536,250 for 2000 and $227,645 for 1999 and supplemental cash payments of $600,000 paid to Ms. Castagna on August 1, 2001, $600,000 on August 1, 2000 and $800,000 on September 3, 1999. For a description of the terms of Ms. Castagna's employment agreement, see page 13.

(8) Effective May 19, 2000, Ms. Castagna received an additional award of 100,000 shares of restricted Common Stock, which will vest in annual 25% increments beginning on the first anniversary of the award. The value of the award shown in the table is based on the closing price of the Common Stock ($18.13) on May 18, 2000. The value of the award as of January 25, 2002, the last trading date prior to the end of the fiscal year, was $2,370,000.

(9) In connection with Ms. Castagna's employment, she received 43,000 shares of restricted Common Stock, effective August 1, 1999, which will vest in one-third increments on the third, fifth and sixth anniversaries of her start date, and 1,000 shares of restricted Common Stock, also effective August 1, 1999, which will vest in shares of Common Stock on the third anniversary of her start date. The value of these awards shown in the table is based on the closing price of the Company's Common Stock ($43.75) on July 30, 1999. The value of such awards as of January 25, 2002, the last trading day prior to the end of the fiscal year, was $1,042,800.

(10) Represents a supplemental cash payment of $150,000 and incentive bonus of $216,212 for 2000 and a supplemented cash payment of $150,000 and incentive bonus of $1,111,950 for 2001 paid to Mr. Harris pursuant to his employment agreement. For a description of Mr. Harris' employment agreement, see page 14. On July 20, 2001, Mr. Harris was also granted an option to purchase 150,000 shares of Common Stock which will vest in annual 33 1/3% increments beginning on July 20, 2002.

(11) Effective February 9, 2000, Mr. Lotter received an award of 10,000 shares of restricted Common Stock, which vested on June 1, 2001. The value of this award shown in the table is based on the closing price of the Common Stock ($18.38) on February 8, 2000. Messrs. Lotter and Davis also received, pursuant to their respective ICAs (see page 14), effective January 2, 2001, an award of 125,050 and 96,406 restricted stock units, respectively, which will vest on June 30, 2002. The value of these awards shown in the table is based on the closing price of the Common Stock ($10.88) on December 29, 2000. The combined value of the awards as of January 25, 2002, the last trading date prior to the end of the fiscal year, was $3,200,685 for Mr. Lotter and $2,284,822, for Mr. Davis.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 2001. Except as otherwise noted, such options are exercisable after one year from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

                               Individual Grants

-------------------------------------------------------------------------------
                                  Number of                                     Potential Realizable
                                 Securities     % of Total                            Value at
                                 Underlying    Options/SARs Exercise               Assumed Annual
                                Options/SARs    Granted to  or Base                Rates of Stock
                                   Granted     Employees in  Price   Expiration  Price Appreciation
Name                               (#)(1)      Fiscal Year   ($/Sh)     Date     for Option Term(2)

------------------------------ ------------    ------------ -------- ---------- ---------------------
                                                                                    5%        10%

Questrom, A.                             --              --       --         --         --         --
(Chairman of the Board and
Chief Executive Officer)
Castagna, V. J.                      54,000            1.6%   $14.66    2/25/11   $497,858 $1,261,670
(Executive Vice President,
President and
Chief Operating Officer,
JCPenney Stores,
Catalog and Internet)
Harris, J. W.                        50,000            1.5%   $14.66    2/25/11   $460,980 $1,168,213
(Executive Vice President,          150,000(3)         4.4%   $28.57    7/19/11 $2,695,128 $6,829,983
Chairman and Chief
Executive Officer---
Eckerd Drug Stores)
Lotter, C. R.                        50,000            1.5%   $14.66    2/25/11   $460,980 $1,168,213
(Executive Vice President,
Secretary and General Counsel)
Davis, G. L.                         50,000            1.5%   $14.66    2/25/11   $460,980 $1,168,213
(Executive Vice President,
Chief Human Resources and
Administration Officer)

--------------------------------------------------------------------------------
(1) No SARs were granted in the last fiscal year.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) Mr. Harris received a grant of 150,000 options on July 20, 2001, which vest in annual 33 1/3% increments beginning July 20, 2002.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

The following table shows stock option exercises by Named Executive Officers during fiscal 2001, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 2001 year-end price of the Company's Common Stock.

                                                                                  Number of
                                                                                 Securities
                                                                                 Underlying          Value of
                                                                                 Unexercised       Unexercised
                                                                                  Options/         In-the-Money
                                                                                   SARs at       Options/SARs at
                                                                                  FY-End(#)         FY-End($)
                                                    Shares Acquired    Value    Exercisable/       Exercisable/
                       Name                         on Exercise (#) Realized($) Unexercisable  Unexercisable(1) ($)
-------------------------------------------------------------------------------------------------------------------
Questrom, A.                                              --            --          700,000(E)       5,346,250
(Chairman of the Board and Chief Executive Officer)                               2,800,000(U)      21,385,000

Castagna, V. J.                                           --            --           60,000(E)               0
(Executive Vice President, President and Chief                                      210,500(U)         561,310
 Operating Officer, JCPenney Stores, Catalog and
 Internet)

Harris, J. W.                                             --            --           18,750(E)         223,125
(Executive Vice President, Chairman and Chief                                       256,250(U)       1,121,375
 Executive Officer - Eckerd Drug Stores)

Lotter, C. R.                                             --            --           54,000(E)               0
(Executive Vice President, Secretary and General                                    142,000(U)       1,140,700
 Counsel)

Davis, G. L.                                              --            --           39,150(E)               0
(Executive Vice President, Chief Human Resources                                    142,000(U)       1,140,700
 and Administration Officer)
-------------------------------------------------------------------------------------------------------------------

(1) Value is based on the closing price on the last trading day of the fiscal year, which, on January 25, 2002, was $23.70.

Mirror Savings Plan. Participant contributions to qualified savings plans were limited in 2001 by a $170,000 compensation limit imposed by the Internal Revenue Service. The Board of Directors of JCP approved the J. C. Penney Corporation, Inc. Mirror Savings Plan as a vehicle for associates earning more than the compensation limit to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the Mirror Savings Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant's retirement, death, or other separation from JCP.

Retirement Income. The following table shows various estimated maximum aggregate annual retirement incomes payable to the Company's management employees who receive profit incentive compensation and retire at age 60 (the age at which most management personnel currently voluntarily retire).

                       ESTIMATED RETIREMENT INCOME TABLE

Average                                          Years of Service
Final            ---------------------------------------------------------------------------------
Compensation        5        10       15        20         25         30         35         40
-------------------------------------------------------------------------------------------------
     $  500,000  $ 75,000 $150,000 $175,000 $  200,000 $  225,000 $  250,000 $  262,500 $  275,000
        750,000   112,500  225,000  262,500    300,000    337,500    375,000    393,750    412,500
      1,000,000   150,000  300,000  350,000    400,000    450,000    500,000    525,000    550,000
      1,250,000   187,500  375,000  437,500    500,000    562,500    625,000    656,250    687,500
      1,500,000   225,000  450,000  525,000    600,000    675,000    750,000    787,500    825,000
      1,750,000   262,500  525,000  612,500    700,000    787,500    875,000    918,750    962,500
      2,000,000   300,000  600,000  700,000    800,000    900,000  1,000,000  1,050,000  1,100,000
      2,250,000   337,500  675,000  787,500    900,000  1,012,500  1,125,000  1,181,250  1,237,500
      2,500,000   375,000  750,000  875,000  1,000,000  1,125,000  1,250,000  1,312,500  1,375,000
Each additional
     $   50,000     7,500   15,000   17,500     20,000     22,500     25,000     26,250     27,500
-------------------------------------------------------------------------------------------------

   Average Final Compensation for pension formula purposes generally includes "Salary" and "Bonus" as reported under these columns of the Summary Compensation Table on page 16.

   The present annual pension benefit payable after normal retirement (age 65 or later) to participants in the Company's Pension Plan ("Pension Plan") with service after December 31, 1988, generally is equal to the sum of .75% times the "average final compensation" up to the "Average Social Security Wage Base" plus 1.25% times the "average final compensation" in excess of the "Average Social Security Wage Base" multiplied by the number of years of "credited service" up to a maximum of 35 such years. In addition to this annual pension benefit, a participant may receive an annual retirement benefit generally equal to 0.25% of his or her average final compensation times his or her years of credited service that exceed 25 years of credited service, but do not exceed 35 such years. "Average final compensation" is the average of the highest five consecutive full calendar years of compensation out of the employee's last ten years in the Pension Plan. "Average Social Security Wage Base" is the average of the 35 consecutive years of wages subject to the Social Security Tax, ending with the year an employee qualifies for unreduced Social Security retirement benefits. The Pension Plan contains provisions for early retirement and optional forms of benefit payments.

   A Supplemental Retirement Program for Management Profit-Sharing Associates ("Supplemental Retirement Program") provides certain supplemental retirement benefits, including Social Security substitute payments until age 62, to certain management employees, including executive officers, who voluntarily retire prior to age 65 in accordance with the Supplemental Retirement Program and whose aggregate retirement and estimated Social Security benefits would otherwise be below specified minimum retirement income levels. Participation in the Supplemental Retirement Program is limited to associates eligible for participation on or prior to December 31, 1995.

   The Internal Revenue Code ("Code") imposes certain limitations on the maximum benefits that may be earned under "qualified" retirement plans, such as the Pension Plan, the LESOP and the Eckerd 401(k) Plan. In 1995, JCP adopted the J. C. Penney Company, Inc. (now, J. C. Penney Corporation, Inc.) Benefit Restoration Plan ("Benefit Restoration Plan"), which provides to impacted management associates certain benefits which, under the Code, cannot be earned under the Pension Plan and LESOP. Effective January 1, 1999, the benefits which, under the Code, could not be earned under the LESOP and, therefore, were provided pursuant to the Benefit Restoration Plan, are provided under the Mirror Savings Plan. Such benefits are also provided under the Mirror Savings Plan for the Eckerd 401(k) Plan. Eligible management associates must make an annual election to participate in the Mirror Savings Plan.

   Estimated annual retirement incomes reflected in the table are assumed for this purpose to comprise the total of: (i) the benefit under the Pension Plan;
(ii) the value at retirement of the aggregate of Company contributions made to the LESOP and predecessor plans and the Mirror Savings Plan, and earnings thereon; (iii) the benefit under the Benefit Restoration Plan; (iv) the benefit under the Supplemental Retirement Program; and, as applicable, (v) the Eckerd 401(k) Plan, assuming the payment of all such benefits in the form of a straight life annuity. Of the currently serving Named Executive Officers, only Messrs. Lotter and Davis participate in the Supplemental Retirement Program. The Named Executive Officers currently have, respectively, the following years of "credited service" and approximate assumed "average final compensation" recognized for calculation of benefits under the Company's applicable retirement plans: Ms. Castagna, 1.5 years, $1,836,520; Mr. Davis, 37 years $600,499; Mr. Lotter, 29 years, $814,498; and Mr. Questrom, 0.5 years, $2,572,083. No pension benefits vest until an associate has five years of credited service with the Company. Mr. Questrom is also entitled to a supplemental pension benefit under his employment agreement (see pages 11 and 12). Mr. Harris became eligible to participate in the LESOP and Mirror Savings as of October 1, 2001. As of January 1, 2002, he became eligible to participate in the Eckerd 401(k) Plan. In addition, pursuant to his employment agreement, Mr. Harris has been granted 10 years of credited service and benefits as though he were under the Pension Plan. His approximate "average final compensation" for this purpose is $1,067,420.

Change of Control Arrangements. JCP's 1999 Separation Allowance Program for profit-sharing management and bonus eligible associates of JCP and its subsidiaries, including executive officers, was adopted to enable the Company to remain competitive in attracting and retaining valued associates. This was deemed necessary in light of the uncertainties of the retail environment; to allay job security fears and concerns of associates; to improve morale and dedication; to increase associate productivity by eliminating extraneous distractions and anxieties; and to help ensure that associates receive the benefits they legitimately earn in the normal course of their employment.

   Benefits under the separation allowance program will be provided in the event of involuntary termination or constructive discharge of an eligible participant within two years after a change of control of the Company. The benefits include lump sum severance payments of from six to 24 months' "compensation" depending on length of service, lump sum payments under JCP's incentive compensation programs, eligibility for term life insurance, eligibility for medical and dental plan coverage, extension of exercise periods for nonqualified stock options, enhanced benefits under the Supplemental Retirement Program described on page 20, and certain additional incidental benefits. No amounts have been accrued or paid under the program.

   The program is effective for an initial period of five years (beginning in 1999) and will automatically be renewed for subsequent five-year periods, unless the Board terminates the program. If a change of control of the Company occurs during the term of the program, the program may not be terminated or amended until all obligations under the program have been met.

Report of Audit Committee

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of five independent directors and operates under a written charter (adopted by the Board of Directors of JCP on April 13, 2000, and by the Board of Directors of the Company on January 23, 2002), in accordance with applicable rules of the SEC and the NYSE. The members of the Audit Committee are K. B. Foster, V. E. Jordan, Jr., A. W. Richards, C. S. Sanford, Jr., and M. A. Burns, who serves as its chair.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors, subject to stockholder approval.

   In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 26, 2002 for filing with the SEC. The Audit Committee also recommended that KPMG LLP be re-appointed, subject to stockholder approval, as the Company's independent auditors for the 2002 fiscal year.

Audit Committee

M. A. Burns, Chair           A. W. Richards
K. B. Foster                 C. S. Sanford, Jr.
V. E. Jordan, Jr.

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended January 26, 2002, and fees billed for other services rendered by KPMG LLP.

   Audit Fees (excluding all other Audit related fees - see below) $2,329,000
                                                                   ==========
   Financial Information Systems Design and Implementation Fees    $      -0-
                                                                   ==========
   All Other Fees:
   Audit related fees (1)                                          $1,346,000
   Other non-audit services (2)                                       716,000
                                                                   ----------
   Total All Other Fees                                            $2,062,000
                                                                   ==========

--------------------------------------------------------------------------------
(1) Audit related fees consisted principally of the closing balance sheet audit of J. C. Penney Direct Marketing Services, Inc., audits of financial statements of certain employee benefit plans, statutory audits of the financial statements of certain subsidiaries, review of registration statements and issuance of consents and comfort letters, and other accounting and auditing assistance.

(2) Other non-audit services consisted principally of tax services and $24,000 of consulting for an engagement in Brazil.

The Audit Committee has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

Approval of Auditors (Proposal 2)

KPMG LLP, independent certified public accountants, and members of the SEC Practice Section of the AICPA Division for CPA firms, have been auditors of the Company's consolidated financial statements since 1916. Their employment for the purpose of auditing the Company's financial statements for the fiscal year ending January 25, 2003, has been authorized by the Board, upon the recommendation of the Audit Committee. Stockholder approval of such employment is requested.

   It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR this proposal.

Stockholder Resolution

The Company has been informed that Gary Nystrom, 250 Gentry Circle, Vacaville, California 95687, an owner under the LESOP of shares having a Common Stock voting equivalent of approximately 671 shares, intends to submit a resolution for adoption at the Annual Meeting, as follows:

Proposal to Establish Term Limits for Members of the Board of Directors

RESOLVED, that the stockholders of J. C. Penney, Inc. amend the Company's Bylaws, in compliance with applicable law, to establish term limits in the Restated Certificate of Incorporation, and that "no outside directors shall serve for more than twelve years." The reorganization would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current system, subsequently expires.

Supporting Statement

For several years, the shareholders and employees who are members of the Company's Profit Sharing Plan have greatly suffered, most losing over 65% of their investment. Why? The answer is very clear. Accountability! Many believe our Board of Directors has been out of tune with the investors and has failed to protect the shareholders' and employees interests.

   We have seen the profits deteriorate, loss of market share, greatly reduced employee and retiree benefits, selling profitable assets, and lowering of our credit rating to junk bond status. Why? Mr. Questrom has stated, "Our problems began over 10 years ago." If this is true, where was the Board? Were they asleep at the helm?

   Are Term Limits appropriate? Proponents of term limits think so, and 18 states have passed laws automatically forcing long-time federal and state legislators out of office. Today, term limits are growing in all forms of federal, state and local governments. Just as in presidential elections, the limits ensure that no matter how much power a given chief executive may gather, there is a definite limit on how long he or she may wield it. At least every eight years, there will be a fresh face, a fresh perspective -- a fresh start.

   By having term limits, the Board should be enhanced by bringing new ideas, fresh approaches, and qualified directors with valuable experience. It would prevent entrenched incumbency to remain in office too long and ignore their duties as representatives of the shareholders. No director should be able to feel his or her directorship is until retirement.

   I urge you to vote for this proposal.

The Board of Directors Opposes This Proposal

The Board believes that its current practices and those of the Corporate Governance Committee concerning the nomination and service of directors ensures a balanced board where individuals with diverse backgrounds, knowledge and experience bring a wide range of skills and expertise to the Company. The proponent's proposal would serve to arbitrarily deprive the Company's stockholders of these contributions.

   The Corporate Governance Committee, which is comprised solely of non-employee directors, annually develops a proposed slate of nominees which the Board must approve before it is submitted to stockholders for consideration at the Company's Annual Meeting. Mandatory term limits are incompatible with the rights currently accorded the Company's stockholders to choose the best-qualified individuals to serve as members of their Board without artificial limits on who may serve.

   The Board disagrees with the notion implicit in the proposal that a director has only a certain number of years with which to serve the Company effectively. At a time when wisdom and experience are at a premium, arbitrarily imposing a term limit for future directors would result in the premature loss of directors whose tenure has given them an important perspective on the development and implementation of the Company's long-term strategies, and the premature loss of directors who have acquired a great deal of knowledge and perspective about the Company's operations. It is the careful mix of such talented and experienced directors, along with the on-going addition of highly qualified new directors, which gives the Company's Board balance and strength.

   Furthermore, the proposal contains certain factual errors. For example, the proponent claims that, "For several years, the shareholders and employees who are members of JCPenney's Profit Sharing Plan have greatly suffered, most losing over 65% of their investment." Without specific knowledge regarding each shareholder's basis, holding period and dividend history, it is impossible to assert a generalized investment return for "most investors".

Accordingly, the Board recommends a vote AGAINST this proposal.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors, and Other Business by Stockholders

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 13, 2002.

   Under the Company's Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company containing the name and address of the stockholder, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

   The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

   It is currently expected that the 2003 Annual Meeting of Stockholders will be held on or about May 16, 2003, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 13, 2002) must be given by stockholders by February 17, 2003. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company's Bylaws are available from the Secretary of the Company.

Confidential Voting

The Company, considering it to be in the best interest of stockholders, has a policy to the effect that all proxy (voting instruction) cards, ballots, and vote tabulations, including telephone and Internet voting, which identify the particular vote of a stockholder are to be kept secret from the Company, its directors, officers, and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives and tabulates the proxies. The final tabulation is inspected by inspectors of election who are independent of the Company, its directors, officers, and employees. The identity and vote of any stockholder shall not be disclosed to the Company, its directors, officers, or employees, nor to any third party except (i) to allow the independent election inspectors to certify the results of the vote to the Company, its directors, officers, and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the SEC; or (iv) in the event a stockholder has made a written comment on such material.

Other Matters

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be properly presented. However, if any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                          /s/ C. R. Lotter
                                          C. R. Lotter, Secretary

                           J. C. Penney Company, Inc.
                         PROXY/VOTING INSTRUCTION CARD
               This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing M.A. Burns, J.C. Pfeiffer and C.S. Sanford, Jr., or any one of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2002, at 10:00 A.M., local time, and at any adjournment or postponement thereof ("Meeting"), upon such business as may come before the Meeting, including the items set forth on the reverse ("Business").

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) T.J. Engibous, (02) K.B Foster, (03) A.W. Richards and (04) L.H. Roberts. To withhold authority to vote for any nominee, write that nominee's name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

                           (Continued on reverse side)

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .


                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

   1. Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp


                                       or
                                       --

   2. Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.


                                       or
                                       --

   3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted in the         Please mark   [x]
manner directed herein. If no direction is made, this          your votes as
proxy will be voted FOR election of all directors              indicated in
and FOR Proposal 2 and AGAINST Proposal 3.                     this example

------------------------------------------------------------------------------------------------------------------------------------
Directors recommend a vote FOR proposals 1 and 2                         Directors recommend a vote AGAINST proposal 3
------------------------------------------------------------------------------------------------------------------------------------
 1. Election of Directors:                    2. Approval of Auditors.          3. Stockholder resolution regarding term limits for
                                                                                   directors.
Nominees for Election of Directors
for the term set forth in the Proxy
Statement are:

01 T.J. Engibous, 02 K.B. Foster 03 A.W.
Richards, 04 L.H. Roberts

FOR all nominees      AUTHORITY WITHHELD         FOR   AGAINST  ABSTAIN                        FOR      AGAINST   ABSTAIN
except as noted  [_]  as to all nominees [_]     [_]     [_]      [_]                          [_]        [_]       [_]

---------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

 ==============================================================================
 *** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS
                                    BELOW***
 ==============================================================================

                                                      I/we plan to attend
                                                      the meeting          [_]


Signature________________________Signature___________________Date_______________
Please Sign and Date
Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.
.................................................................................
                            . FOLD AND DETACH HERE .

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

    Internet and telephone voting are available through 4PM Eastern Time the business day prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

-------------------------------------------           ------------------------------------------------       -----------------------
              Internet                                              Telephone                                            Mail
     http://www.eproxy.com/jcp                                    1-800-435-6710
Use the Internet to vote your proxy.                  Use any touch-tone telephone to vote                     Mark, sign and date
Have your proxy card in hand when you                 your proxy. Have your proxy card in hand                   your proxy card
access the web site. You will be             OR       when you call. You will be prompted to enter       OR           and
prompted to enter your control number,                your control number, located in the box below,             return it in the
located in the box below, to create and               and then follow the directions given.                    enclosed postage-paid
submit an electronic ballot.                                                                                         envelope.
-------------------------------------------           ------------------------------------------------       -----------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

                           J. C. Penney Company, Inc.
                          PROXY/VOTING INSTRUCTION CARD
                         Allocated and Undirected Stock
               This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY'S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN ("PLAN"):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company ("Trustee") to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan ("Allocated Stock"), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee ("Undirected Stock"), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2002, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 15, 2002, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors' Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) T.J. Engibous, (02) K.B. Foster, (03) A.W. Richards and (04) L.H. Roberts. To withhold authority to vote for any nominee, write that nominee's name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by internet or telephone, by May 15, 2002. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

                           (Continued on reverse side)

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .




                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp

                                       or
                                       --

2. Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or
                                       --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted      Please mark your
in the manner directed herein. If no direction       votes as indicated    [x]
is made, this proxy will be voted FOR election       in this example
of all directors and FOR Proposal 2 and AGAINST
Proposal 3.


------------------------------------------------------------------------------------------------------------------------------------
          Directors recommend a vote FOR proposals 1 and 2                   Directors recommend a vote AGAINST proposal 3
------------------------------------------------------------------------------------------------------------------------------------
 1. Election of Directors:                  2. Approval of Auditors.  3. Stockholder resolution regarding term limits for directors.

Nominees for Election of Directors
for the term set forth in the Proxy
Statement are:
01 T.J. Engibous, 02 K.B. Foster
03 A.W. Richards, 04 L.H. Roberts             FOR  AGAINST  ABSTAIN                      FOR      AGAINST       ABSTAIN

FOR all nominees  [_] AUTHORITY WITHHELD [_]  [_]    [_]      [_]                        [_]        [_]           [_]
except as noted       as to all nominees

--------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
                    *** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***
------------------------------------------------------------------------------------------------------------------------------------



                                                     I elect not to
                                                     direct the voting     [_]
                                                     of undirected shares
                                                     in the plan.





Signature______________________________    Date______________
Please Sign and Date
Please sign your name exactly as stenciled hereon.
--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

                      Vote by Internet or telephone or Mail
                          24 Hours a Day, 7 Days a Week

    Internet and telephone voting are available through 4PM Eastern Time two business days prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------         ---------------------------------        --------------------------------
          Internet                                 Telephone                                   Mail
 http://www.eproxy.com/jcp                       1-800-435-6710
Use the Internet to vote your            Use any touch-tone telephone to          Mark, sign and date your proxy
proxy. Have your proxy card in           vote your proxy. Have your proxy    OR   card and return it in the
hand when you access the web      OR     card in hand when you call. You          enclosed postage-paid envelope.
site. You will be prompted to            will be prompted to enter your
enter your control number,               control number, located in the
located in the box below, to             box below, and then follow the
create and submit an electronic          directions given.
ballot.
--------------------------------         ---------------------------------        --------------------------------

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.

                           J. C. Penney Company, Inc.
                          PROXY/VOTING INSTRUCTION CARD
                         Allocated and Undirected Stock
               This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE ECKERD CORPORATION 401 (K) SAVINGS PLAN ("PLAN"):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company ("Trustee") to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan ("Allocated Stock"), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee ("Undirected Stock"), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 17, 2002, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 15, 2002, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors' Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) T.J. Engibous, (02) K.B. Foster, (03) A.W. Richards and (04) L.H. Roberts. To withhold authority to vote for any nominee, write that nominee's name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 15, 2002. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

                           (Continued on reverse side)

--------------------------------------------------------------------------------
                             .FOLD AMD DETACH HERE.





                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp

                                       or
                                       --

2. Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or
                                       --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted in the          Please mark
manner directed herein. If no direction is made, this proxy    your votes as [X]
will be voted FOR election of all directors and FOR Proposal   indicated in
2 and AGAINST Proposal 3.                                       this example

------------------------------------------------------------------------------------------------------------------------------------
                Directors recommend a vote FOR proposals 1 and 2                    Directors recommend a vote AGAINST proposal 3
------------------------------------------------------------------------------------------------------------------------------------
1. Election of Directors:                               2. Approval of Auditors.   3. Stockholder resolution regarding term limits
                                                                                      for directors.
Nominees for Election of Directors for the term set
forth in the Proxy Statement are: 01 T.J. Engibous,    FOR    AGAINST    ABSTAIN               FOR    AGAINST    ABSTAIN
02 K.B. Foster 03 A.W. Richards, 04 L.H. Roberts       [_]      [_]        [_]                 [_]      [_]        [_]

FOR all nominees  [_]         AUTHORITY WITHHELD  [_]
except as noted               as to all nominees

------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

================================================================================
*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS
                                   BELOW ***
================================================================================


                                         I elect not to direct the voting of
                                         undirected shares in the plan.      [_]






Signature______________________ Date ________
Please Sign and Date
Please sign your name exactly as stenciled hereon.
--------------------------------------------------------------------------------
                             .FOLD AND DETACH HERE.

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

      Internet and telephone voting are available through 4PM Eastern Time two business days prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

----------------------------------      -----------------------------------       -----------------------------------
          Internet                                 Telephone                                     Mail
  http://www.eproxy.com/jcp                     1-800-435-6710
Use the Internet to vote your           Use any touch-tone telephone to                  Mark, sign and date
proxy. Have your proxy card in          vote your proxy. Have your proxy                   your proxy card
hand when you access the web            card in hand when you call. You                          and
site. You will be prompted to       OR  will be prompted to enter your        OR          return it in the
enter your control number,              control number, located in the box              enclosed postage-paid
located in the box below, to            below, and then follow the                            envelope.
create and submit an electronic         directions given.
ballot.
----------------------------------      -----------------------------------       -----------------------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.